AMERIWEST ENERGY CORP.
EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), dated as of June 5, 2008 (the “Effective Date”), by and between Ameriwest Energy Corp., a Nevada corporation (the “Company”) and Joseph J. McQuade, an individual with an address at 6230 South Chestnut Street, Casper, Wyoming 82601 (the “Executive”).

WHEREAS, the Company and Executive desire to provide for the employment of Executive by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment.

1.1 Position. The Company hereby employs the Executive on an at-will basis, and the Executive hereby accepts employment on an at-will basis, as the Chief Financial Officer of the Company, on the terms and conditions hereinafter set forth

1.2 Duties. The Executive shall serve as the Company’s Chief Financial Officer and shall perform the customary duties and responsibilities of such positions including, without limitation, being responsible for the finance and accounting affairs of the Company as more fully described on Exhibit A attached hereto. In such capacities the Executive shall report directly to the Chief Executive Officer of the Company. These positions, duties, and responsibilities can be modified as reasonably required to suit the specific requirements and needs of the Company, provided that the same shall be commensurate with the Executive’s experience and expertise and shall not result in the Executive having duties and responsibilities substantially less senior and more onerous to the Executive than those set forth on Exhibit A attached hereto.

1.3 Time and Effort. During the Term, the Executive shall, except for vacation periods as provided for herein and reasonable periods of illness or disability, devote all of the Executive’s working time, attention, abilities, skill, labor and efforts to the performance of the Executive’s obligations hereunder. The Executive shall not, during the Term, engage in any other business activity or conduct, whether or not such business activity or conduct is pursued for gain, profit or other pecuniary advantage, which activity or conduct adversely affects in any material respect the Executive’s ability to perform his obligations hereunder. Notwithstanding the foregoing, the parties recognize and agree that Executive may engage in personal investments and other business, civic or charitable activities that do not conflict with the business and affairs of the Company or interfere in any material respect with Executive's performance of his duties hereunder. The Executive will at all times perform all of the duties and obligations required of the Executive by the terms of this Agreement in a loyal and conscientious manner and to the best of the Executive’s ability and experience. Executive agrees to comply in all material respects with (i) the policies and directives of the Company, and (ii) with all applicable laws and regulations of the states in which the Company and its affiliates operate, all as in effect from time to time.

1.4 Office Location. Executive's services hereunder shall be performed at the Company’s offices in Casper, Wyoming, except for reasonable travel on behalf of the Company consistent with the requirements of his duties and positions.

2. Term. The term (the "Term") of this Agreement shall commence on the Effective Date and may be terminated by the Executive or the Company at any time for any reason whatsoever.

3.  Compensation.

3.1  Base Salary. The Company agrees to pay the Executive, and Executive agrees to accept, a base salary (the “Base Salary”), in accordance with the Company's normal payroll procedures applicable to executives, payable at least monthly. The Base Salary shall initially be payable at the rate of $7,500 per month. All compensation payments to be made to the Executive will be subject to required withholding of federal, state and local income and employment taxes.

3.2 Compensation From Other Sources. Any proceeds that Executive receives by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong exclusively to Executive.

3.3 Equity Incentive Plan. The Company will develop and obtain Board and shareholder approval for an equity incentive compensation plan (the "Plan") within ninety (90) days of the Effective Date. Key elements of the Plan may include: (i) having the most favorable tax structure as determined by the Company’s Board of Directors with assistance from the Company's accountants and legal counsel; and (ii) capital stock issuable under the Plan shall be restricted and subject to vesting in accordance with standard industry practice.

3.4 Option Grant. Subject to approval by the Board of Directors of the Company and upon the effective date of the Plan, the Company will, pursuant to the terms and conditions under the Plan, grant the Executive an option to purchase 500,000 shares of common stock of the Company subject to a three-year vesting period.

4.  Expenses. The Company will pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company upon submission of such itemized vouchers, receipts or other documentation with respect to any such expenses as shall be reasonably requested by the Company, and, in any event, in accordance with the guidelines of the Company, if any, published from time to time.

5.  Benefits. During the Term, the Company shall provide the Executive and his eligible dependents: spouse and children under the age of 21, living with the Executive, at the Company's expense, with all benefits currently in place or to be established by the Company. Executive shall be entitled to (i) paid vacation, and (ii) paid days off for illness, religious observance and personal reasons, all in accordance with the Company’s policy in effect from time to time.

6. Termination Payments.

(a) Upon termination of this Agreement for any reason whatsoever, the Company's obligations to Executive shall terminate, subject to prompt payment within thirty (30) days of all monies due hereunder up to the date of termination including unpaid Base Salary and reimbursement of expenses as well as continuation of any applicable benefits prescribed under the applicable plans and payment of the proceeds of any applicable disability or other insurance policy relating to Executive. In the event this Agreement is terminated for any reason other than “Cause,” the Company shall also pay the Executive, within such thirty (30) day period, a lump sum amount equal to the Executive’s Base Salary then in effect for a period of two (2) months.

(b)  In the event that the payments pursuant to Section 6(a), when considered in conjunction with any other payments payable hereunder after the termination date (collectively, “Post-Termination Payments”) constitute “an excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), then the Company shall pay to Executive, in addition to the payments required by this Section 6 above, an additional amount (the “Additional Amount”) which, after reduction for income taxes and excise taxes on the Additional Amount, is sufficient to provide for the payment of any excise tax imposed by Section 4999 of the Code, or applicable successor thereto (“Section 4999”) that may be due by Executive on the Post-Termination Payments. With respect to any payment that is made to Executive under the terms of this Agreement in the year of his termination of employment and on which an excise tax under Section 4999 will be assessed, the payment determined under this Subsection shall be made to Executive not later than thirty (30) days following the termination date. With respect to any payment made under the terms of this Agreement in any other year and on which an excise tax under Section 4999 will be assessed, the payment under this Subsection shall be made to Executive not later than December 31st of the year in which the payment on which such excise tax will be assessed is made to Executive or, if earlier, the date on which such tax is required to be remitted to the Internal Revenue Service.

(c)  Notwithstanding anything contained herein or at law to the contrary, the amount payable to Executive pursuant to this Section 6 shall not be reduced or otherwise affected by any sums earned or that could be earned by Executive pursuant to any employment arrangement or other business activity in which the Executive may or could possibly participate after the termination date. The Company and Executive agree that amounts payable to Executive under this Section 6 are reasonable liquidated damages with respect to wrongful or early termination of this Agreement, and shall be absolutely and unconditionally payable to Executive, his heirs, successors, administrator or executor as provided herein without proof of actual damages and without regard to Executive’s efforts to mitigate damages.

(e) Upon termination of this Agreement, the provisions of Sections 6 through 12 shall survive the termination of this Agreement for a period of five (5) years.

(f) As used herein, "Cause" shall be limited to the Executive’s: (A) embezzlement or willful misappropriation of funds of the Company, (B) willful misconduct that causes material harm to the Company or any of its affiliates; (C) conviction or commission of, or plea of nolo contendere by, Executive of any felony, misdemeanor or other illegal conduct involving an act of moral turpitude or otherwise relating directly or indirectly to the business or reputation of the Company; (D) habitual drug or other substance abuse that interferes in any material respects with the performance of Executive's duties under this Agreement; (E) debarment by any federal agency that would limit or prohibit Executive from serving in his prescribed capacity for the Company under this Agreement; (F) continuing failure to communicate and fully disclose any and all information related to the business, operations, management and accounting of the Company and/or its affiliates to the Board and CEO, the failure of which would adversely impact the Company or may result in a violation of state or federal securities laws; (G) continuing willful and intentional failure to perform his duties as stated herein or as reasonably requested by the Board or CEO; or (H) dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company or any of its affiliates.

7. Confidential Information of Company. Executive acknowledges that Executive has been exposed to the Company's confidential and proprietary information prior to the Effective date and during the performance of his duties hereunder Executive will be handling financial, accounting, statistical, marketing and personnel information of customers of the Company ("Confidential Information"). All such Confidential Information is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the Term of this Agreement or for five (5) years thereafter except as required in the course of Executive's employment with the Company and/or its affiliates. Confidential information will not include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of Executive, public information; (b) was acquired by Executive before receiving such information from the Company and without restriction as to use or disclosure; (c) is hereafter rightfully furnished to the Executive by a third party, without restriction as to use or disclosure; (d) is required to be disclosed pursuant to law including, without limitation, to any governmental authority or in response to a subpoena, provided the Executive uses reasonable efforts to give the Company reasonable advance notice of such required disclosure; or (e) is disclosed with the prior written consent of the Company.

8. Unfair Competition; Non-Solicitation.

8.1 Unfair Competition. During the Term of this Agreement, Executive shall not, directly or indirectly, whether as a partner, employee, director, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is competitive with the Company’s business. The obligation of Executive not to compete with Company shall not prohibit Executive from owning or purchasing up to two (2%) percent of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on a recognized stock exchange or on the over-the-counter market provided that such ownership represents a personal investment and that neither Executive nor any group of persons including the Executive in any way, directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his right as a shareholder or seeks to do any of the foregoing. Notwithstanding anything in this Section 8.1 to the contrary, the Company and Executive agree that Executive may promote, participate, or engage, as a partner, employee, director, creditor, stockholder, or otherwise, in the entities listed on Exhibit B.

8.2 Non-Solicitation of Customers. While employed by the Company, and for a period of one (1) year thereafter, Executive agrees not to divert or attempt to divert (by solicitation or other means), whether directly, or indirectly, the Company's or its affiliate's customers existing at the time his employment terminates.

8.3 Non-Solicitation of Employees. During the term of Executive's employment with the Company, and for a period of one (1) year thereafter, Executive shall not directly or indirectly solicit or encourage, or cause others to solicit or encourage, any employees of Company or its affiliates to terminate their employment with the Company. However, this obligation will not affect any responsibility Executive may have as an employee if the Company with respect to the bona fide hiring and firing of the Company's personnel.

8.4 Non-Disparagement. Upon termination of Executive's employment with the Company, Executive agrees to not make any disparaging remarks about the Company, or its affiliates, or any officers, directors, employees, consultants or independent contractors of or to any of the foregoing.

9. Trade Secrets. Executive shall not disclose to any others, or take or use for Executive’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Company’s trade secrets, including without limitation, Confidential Information, customer lists, computer programs or computer software of Company. Executive agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Company’s possession and (ii) trade secrets conceived, originated, discovered or developed by Executive during the Term of this Agreement relating to the affairs of the Company. Information of Company shall not be considered a trade secret and its disclosure or use by Executive will be permitted if it falls within any of the provisions of the third sentence of Section 7 above.

10. Inventions; Ownership Rights. Executive agrees that all ideas, techniques, inventions, systems, formulas, designs, discoveries, technical information, programs, prototypes and similar developments (“Inventions”) developed, created, discovered, made, written or obtained by Executive in the course of or as a result of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the sole property of the Company and its assigns. Executive shall promptly disclose to Company, or any persons designated by it, all Inventions, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the Term which are related to or useful in the business of the Company, or result from tasks assigned to Executive by the Company, or result from use of premises owned, leased or contracted by the Company. Such disclosure shall continue for one year after termination of employment with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to termination of employment. Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be reasonably requested by the Company to enable the Company to protect its rights to any such Inventions.

11. Indemnification. In the event Executive or his estate or executors becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of Executive's performance of Executive's duties hereunder or the fact that Executive is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall, to the maximum extent permitted by applicable law, hold the Executive harmless from and against any claim, loss or cause of action arising from or relating thereto; provided, however, that the indemnity provided under this Section shall not apply with respect to any liability or matter arising from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any breach of the Executive’s duty of loyalty to the Company, or for any transaction from which the Executive derived an improper personal benefit. If any claim is asserted against the Executive for which the Executive reasonably believes in good faith he is entitled to be indemnified hereunder, the Company shall, at its option and to the maximum extent permitted by applicable law, (i) assume the defense thereof or (ii) pay the Executive’s reasonable legal expenses (or cause such expenses to be paid) on a quarterly basis, if the Company does not so assume the defense; provided, that the Executive shall reimburse the Company for such amounts if the Executive shall be found by a final, non-appealable order of a court of competent jurisdiction or any arbitrator not to be entitled to indemnification hereunder. Executive shall cooperate as reasonably requested by the Company in the defense of any such threatened or pending action, suit or proceeding. The Company's indemnity obligations and duties as set forth in this shall survive indefinitely the termination or expiration of this Agreement for any reason.

12.  Miscellaneous.

12.1 Assignment. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and may not be delegated or assigned. No assignment by the Company shall be effective unless the assignee expressly agrees in writing to become bound by the terms and conditions hereof; provided, however, Company may assign this Agreement to its affiliates.

12.2 Binding Effect. The obligations of this Agreement shall be binding upon, and the benefits of this Agreement shall inure to, the parties hereto, their legal representatives, administrators, executors, heirs, legatees, distributees, successors and permitted assigns, and upon transferees by operation of law, whether or not any such person or entity shall have signed this Agreement.

12.3 Notices. Any notice permitted, required or given hereunder shall be in writing and shall be delivered (i) personally, (ii) by any prepaid overnight courier delivery service then in general use, (iii) mailed, by registered or certified mail, return receipt requested, or (iv) transmitted by fax and then confirmed within three business days by any other method set forth above, to the addresses designated on the first page hereof or at such other address as may be designated by notice duly given hereunder. A notice provided in the manner required herein shall be deemed given : (i) if delivered personally, upon delivery; (ii) if sent by overnight courier, on the first business day after it is sent; (iii) if mailed, three business days after mailing; and (iv) if sent by fax, upon actual receipt of the fax or confirmation thereof (whichever is first).

12.4 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver, file, record and publish such certificates, instruments, agreements and other documents, and to take all such further action as may be required by law or which either party deems reasonably necessary or useful in furtherance of the purposes and objectives and intentions underlying this Agreement and not inconsistent with its terms.

12.5 Entire Agreement. This Agreement incorporates the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings of the parties, whether written or oral, with respect to its subject matter.

12.6 Amendments; Waiver. Except as expressly provided herein, neither this Agreement nor any provision hereof may be terminated, modified or amended unless in writing signed by both parties hereto. No waiver by any party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a waiver of a breach of any similar or dissimilar provision or condition or shall be effective unless in writing signed by the party against whom enforcement is sought.

12.7 Severability; Captions. If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience and identification only.

12.8 Actions Contrary to Law. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

12.9  Attorneys’ Fees. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

12.10 Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without giving effect to its principles of conflicts of law. Any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by binding arbitration in Casper, Wyoming administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. No remedy conferred in this Agreement upon the Executive or the Company is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and together shall constitute a single document.

12.12 Tax Advice. The Executive acknowledges that the Executive has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the terms and conditions of this Agreement. The Executive assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

12.13 Representation. The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has directly participated in the negotiation and preparation of this Agreement; (b) has read the Agreement and has had the opportunity to discuss it with counsel of its own choosing; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

12.14 Section 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If any amendment to the Agreement is necessary in order for it to comply with Section 409A, the parties will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

12.15 Drafting. The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

[Signatures on following page.]

IN WITNESSETH WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERIWEST ENERGY CORP.

By:
Name: Walter Merschat
Title: Chief Executive Officer

JOSEPH J. MCQUADE

EXHIBIT A

EXHIBIT B